                                                                                                                                                                                                                                                                                  CoStar Group, Inc.
                                                                                                                                                                                                                                                                                  ________________________________

                                                                                                                                                                                                                                                                                  2 Bethesda Metro Center
                                                                                                                  10th Floor
                                                                                                                  Bethesda, MD 20814-5388
                                                                                                                  ________________________________
                                                                                                                  301.215.8300  tel
                                                                                                                  800.204.5960  toll free
                                                                                                                  301.718.2444  fax
                                                                                                                  800.613.1301  toll  free fax
                                                                                                                  ________________________________
                                                                                                                  www.costar.com
                                                                                                                  NASDAQ:  CSGP

July 14, 2010

VIA EDGAR AND FACSIMILE
Kathleen Collins
Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
One Station Place
100 F Street, N.E.
Washington, D.C.  20549-4561

Re:	CoStar Group, Inc.
Form 10-K for Fiscal Year Ended December 31, 2009
Filed February 26, 2010
File No 000-24531

Dear Ms. Collins:

We received your comment letter dated July 1, 2010 concerning the CoStar Group, Inc. filing listed above.  As discussed yesterday with Mr. Ryan Housel, SEC
Division of Corporation Finance Staff Attorney, we respectfully advise the Staff that we currently expect to respond no later than August 2, 2010.

Please feel free to contact the undersigned at (301) 664-9132 or Jonathan Coleman, our General Counsel, at (301) 280-3859 with any questions you may have.

Sincerely,

/s/ Brian J. Radecki
Brian J. Radecki
Chief Financial Officer

cc:           Megan Akst, Staff Accountant, Division of Corporation Finance
Ryan Housel, Staff Attorney, Division of Corporation Finance
David Orlic, Staff Attorney, Division of Corporation Finance
Jonathan Coleman, CoStar Group, Inc.
Stephen Glover, Gibson, Dunn & Crutcher LLP